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                                                                     EXHIBIT 3.1


                       RESTATED ARTICLES OF INCORPORATION




         Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Articles:

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1.  The present name of the corporation is: Michigan Borders Group, Inc.


2.  The identification number assigned by the Bureau is: 462-982


3.  All former names of the corporation are: None


4.  The date of filing the original Article of Incorporation was: April 3, 1997

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         The following Restated Articles of Incorporation supersede the Articles of Incorporation as amended and shall be the Articles of Incorporation for the corporation:

                                    ARTICLE I

    The name of the corporation is: Borders Group, Inc.

                                   ARTICLE II

         The purpose or purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan ("MCBA").


                                   ARTICLE III

The total authorized shares:


Common shares: 300,000.000              Preferred shares: 10,000,000

A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:

 A. Common Stock


    1. Voting Rights. Except as otherwise required by law or by the Articles of Incorporation, each holder of Common Stock shall have one vote for each share of Common Stock held by a holder on all matters voted upon by the holders of Common Stock.


    2. Dividends. Subject to the preferential dividend rights, if any, applicable to shares of Preferred Stock and subject to applicable requirements, if any; with respect to the setting aside of sums for purchase, retirement or sinking funds for Preferred Stock, the holders of Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors in its discretion.


    3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amounts to which the holders of any Preferred Stock shall be entitled, to share ratably in the remaining net assets of the Corporation.


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B.  Preferred Stock

    The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and for such consideration or considerations as the Board of Directors may determine, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, all except as otherwise required by law or the Articles of Incorporation, and including, without limiting the generality of the foregoing, the following:

    1. The distinctive designation and number of shares comprising such series.

    2. The dividend rate or rates on the shares of such series and the relation which such dividends shall bear to the dividends payable on any other class of capital stock or on any other series of Preferred Stock, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative, and, if cumulative, the date or dates from which dividends shall accumulate.

    3. Whether the shares of such series shall be redeemable, and, if redeemable, whether redeemable for cash, property or rights, including securities of any other corporation, at the option of either the holder or the Corporation or upon the happening of a specified event, the limitations and restrictions with respect to such redemption, the time or times when, the price or prices or rate or rates at which, the adjustments with which and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed.

    4. The rights to which the holders of shares of such series shall be entitled, and the preferences, if any, over any other series (or of any other series over such series), upon the voluntary or involuntary liquidation, dissolution, distribution or winding up of the Corporation, which rights may vary depending on whether such liquidation, dissolution, distribution or winding up is voluntary or involuntary, and, if voluntary, may vary at different dates.

    5. Whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether and upon what conditions such purchase, retirement or sinking fund shall be cumulative or, noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof.

    6. Whether the shares of such series shall be convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock or other securities of the Corporation, or the securities of any other corporation, or entity, and, if so, convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange.

    7. The voting powers, full and/or limited, if any, of the shares of such series, and whether and under what conditions, the shares of such series (alone or together with the shares of one or more other series) shall be entitled to vote separately as a single class upon any matter, including, without limitation, the election of one or more additional directors of the Corporation in case of dividend arrearages or other specified events.

    8. Whether the issuance of any additional shares such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series.

    9. Any other preferences, privileges and powers and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of the Articles of Incorporation.


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    10.  All shares of Preferred Stock of any one series shall be of equal rank and identical in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if cumulative, shall be cumulative.


C.  General Provisions


    1. No stockholder shall have any preemptive right to subscribe for additional issues of stock of the Corporation.

    2. Shares of any class or series of capital stock redeemed, converted, exchanged, purchased, retired or surrendered to the Corporation, or which have been issued and reacquired in any manner shall, upon compliance with any applicable provisions of the MBCA, be given the status of authorized and unissued shares of the same class undesignated as to series.


                                   ARTICLE IV

    1    The address of the current registered office is:

         500 East Washington Street    Ann Arbor       MICHIGAN          48104

    2    The mailing address of the registered office, if different than above:
         Same

    3    The name of the resident agent at the registered office is: Thomas D.
         Carney


                                    ARTICLE V


The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

    (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by these Articles of Incorporation or the By-laws of the Corporation, the directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the MBCA, these Articles of Incorporation and any By-laws adopted by the stockholders; provided, however, that no By-laws hereafter adopted by the stockholders shall invalidate any prior act of the directors that would have been valid if such By-laws had not been adopted.

    (2) (2) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-laws of the Corporation. The directors of the Corporation need not be elected by written ballot unless the By-laws so provide.

    (3) Special meetings of stockholders of the Corporation may be called only by the Chief Executive Officer or by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of these Articles of Incorporation, the term "Whole Board" shall mean the exact number of directors determined from time to time by resolution adopted by the affirmative vote of a majority of the directors then in office.

    (4) Meetings of stockholders may be held within or without the State of Michigan, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the MBCA) outside the State of Michigan at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.




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                                   ARTICLE VI

The Board of Directors is expressly empowered to adopt, amend or repeal By-laws of the Corporation. Any adoption, amendment or repeal of the By-laws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the By-laws of the Corporation.


                                   ARTICLE VII

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a violation of Section 551 (1) of the MBCA or (iv) any transaction from which the director derived an improper personal benefit. If the MBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the MBCA, as so amended.

         Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.


                                  ARTICLE VIII

         1. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by the MBCA, as the same exists or may hereafter be amended, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnity any director or officer (or his or her heirs, personal representatives, executors or administrators) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized at consented to by the Board of Directors of the Corporation.

         2. The right to indemnification conferred in this Article VIII shall include the right to be paid by the Corporation the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the MBCA requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified or such expenses under this Article VIII or otherwise. The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, personal representatives, executors and administrators.

         3. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation who are not directors or officers similar to those conferred in this Article VIII to directors and officers of the Corporation.

         4. The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall extend to the directors and officers of any predecessor corporation to the Corporation and shall not be exclusive of any other right which any person may have or hereafter acquire under the Articles of Incorporation, the By-laws, any statute, agreement, vote of stockholders or disinterested directors, or otherwise.



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         5. Any repeal or modification, of this Article VIII by the stockholders of the Corporation shall not adversely affect any rights to indemnification and advancement of expenses of a director or officer of the Corporation existing pursuant to this Article VIII with respect to any acts or omissions occurring prior to such repeal or modification.


                                   ARTICLE IX

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Michigan and all rights conferred upon stockholders herein are granted subject to this reservation.


                                    ARTICLE X

         The Corporation expressly elects not to be governed by Section 780 of the MBCA as to business combinations with interested stockholders.






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